UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2008

Petrol Oil and Gas, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-3009 (Commission File Number)	90-0066187 (I.R.S. Employer Identification No.)

11020 King Street, Suite 375

Overland Park, Kansas 66210

(Address of principal executive office)(Zip Code)

(913) 323-4925

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2008, the Board of Directors of Petrol Oil and Gas, Inc. (the "Company") approved and adopted an amendment to the Company’s 2006 Stock Option Plan (the "2006 Plan") which increased the amount of shares issuable under the 2006 Plan from 2,500,000 to 7,500,000. The description of the amendment to the 2006 Plan set forth above is qualified in its entirety by reference to the amendment of the 2006 Option Plan, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

In addition, on July 9, 2008, the Company granted Non-Qualified Stock Options to purchase the Company’s common stock, $0.001 par value, under the 2006 Plan to Messrs. Loren Moll and Robert Kite. Mr. Moll, the Company’s president, chief executive officer and a member of the board of directors was granted options to purchase 2.9 million shares of the Company’s common stock at exercise prices ranging from $0.20 to $1.20. Mr. Kite, a member of the Company’s board of directors, was granted options to purchase 1.5 million shares of the Company’s common stock at exercise prices ranging from $0.20 to $0.50. These options may be exercised at any time between July 9, 2008 and July 9, 2018. The closing price of the Company’s stock on July 9, 2008 was $0.14 per share.

Item 9.01	Financial Statements and Exhibits.

Ex. No.	Description
10.1	Amendment to the 2006 Stock Option Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROL OIL AND GAS, INC.

By:	/s/ Loren Moll
Loren W. Moll
President and Chief Executive Officer

Date:	July 15, 2008

Exhibit Index

Ex. No.	Description
10.1	Amendment to the 2006 Stock Option Plan